EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Savannah Bancorp, Inc.
Savannah, Georgia

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 25, 2011, relating to the consolidated financial statements of The Savannah Bancorp, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Mauldin & Jenkins, LLC
Albany, Georgia
July 25, 2011